SUBADVISORY AGREEMENT

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST

On behalf of

FRANKLIN ALLOCATION VIP FUND

THIS SUB-ADVISORY AGREEMENT (the “Agreement”), made as of March 25, 2022, by and between FRANKLIN ADVISERS, INC., a California corporation (“FAV”), and WESTERN ASSET MANAGEMENT COMPANY LIMITED, a private limited liability company incorporated in England and Wales (the “Subadviser”).

W I T N E S S E T H

WHEREAS, FAV and the Subadviser are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and are engaged in the business of supplying investment management services, as an independent contractor;

WHEREAS, the Subadviser is authorised and regulated by the FCA established to regulate the financial services industry in the United Kingdom, located at 25 The North Colonnade, Canary Wharf, London E14 5HS and must comply with the rules established by the FCA (“FCA Rules”);

WHEREAS, FAV will be identified as a Professional Client as defined by the FCA Rules.

WHEREAS, FAV, pursuant to an investment management agreement (“Investment Management Agreement”), has been retained to render investment management services to the Franklin Allocation VIP Fund (the “Fund”), a series of Franklin Templeton Variable Insurance Products Trust (the “Trust”), an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, FAV desires to retain the Subadviser to render investment advisory, research and related services to the Fund pursuant to the terms and provisions of this Agreement, and the Subadviser is interested in furnishing said services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1. FAV hereby retains the Subadviser, and the Subadviser hereby accepts such engagement, to furnish certain investment advisory services with respect to the assets of the Fund, as more fully set forth herein, for the compensation herein provided.

(a) Subject to the overall policies, direction and review of the Trust’s Board of Trustees (the “Board”) and to the instructions and supervision of FAV, the Subadviser agrees to provide certain investment advisory services with respect to securities and investments and cash equivalents in the Fund. FAV will continue to have full responsibility for all investment advisory services provided to the Fund, including determining the manner in which any voting rights, rights to consent to corporate action and any other rights pertaining to the investment securities within the Fund shall be exercised.

(b) Both the Subadviser and FAV may place all purchase and sale orders on behalf of the Fund.

(c) Unless otherwise instructed by FAV or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by FAV or by the Board, the Subadviser shall report daily all transactions effected by the Subadviser on behalf of the Fund to FAV and to other entities as reasonably directed by FAV or the Board.

(d) For the term of this Agreement, the Subadviser shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund and its proposed strategy for the next quarter, all in such form and detail as requested by the Board. Any team members shall also be available to attend such meetings of the Board as the Board may reasonably request.

(e) In performing its services under this Agreement, the Subadviser shall adhere to the Fund’s investment objective, policies and restrictions as contained in the Fund’s Prospectus and Statement of Additional Information, and

in the Trust’s Agreement and Declaration of Trust, and to the investment guidelines most recently established by FAV and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

(f) In carrying out its duties hereunder, the Subadviser shall comply with all reasonable instructions of the Fund or FAV in connection therewith.

(g) FAV shall cause the Subadviser to be kept fully informed at all times with regard to the securities owned by the Fund, its funds available, or to become available, for investment, and generally as to the condition of the Fund’s affairs. FAV shall furnish the Subadviser with such other documents and information with regard to the Fund’s affairs as the Subadviser may from time to time reasonably request.

(h) The Subadviser is authorized as the agent of the Fund to give instructions with respect to the assets of the Fund to the custodian of the Fund as to deliveries of securities and other investments and payments of cash for the account of the Fund.

(i) The Subadviser may delegate to any other one or more companies that the Subadviser controls, is controlled by, or is under common control with, or to specified employees of any such companies, certain of the Subadviser’s duties under this Agreement, provided in each case the Subadviser will supervise the activities of each such entity or employees thereof, that such delegation will not relieve the Subadviser of any of its duties or obligations under this Agreement and provided further that any such arrangements are entered into in accordance with all applicable requirements of the 1940 Act. The Subadviser will notify FAV prior to entering into any such delegation arrangements.

(j) The Subadviser may execute on behalf of the Fund certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, brokerage agreements, clearing agreements, account documentation, futures and options agreements, swap agreements, other investment related agreements and any other agreements, documents or instruments the Subadviser believes are appropriate or desirable in performing its duties under this Agreement.

(k)  The Subadviser may deal on such markets, trading venues, facilities or exchanges as it thinks fit, including dealing outside of Regulated Trading Venue (within the meaning of the FCA Rules) and shall execute all transactions hereunder in accordance with the rules and regulations of the relevant market or exchange.

(l) The Subadviser may aggregate transactions on behalf of the Fund with those of its other customers in accordance with the Subadviser’s policies on aggregation approved by the Board. FAV recognises that each individual aggregated transaction may work to the Fund’s advantage or disadvantage.

(m) The Sub-Adviser and its affiliates (“Affiliates”) may effect transactions in which the Subadviser or Affiliates have, directly or indirectly, a material interest or a relationship with another party which may involve a potential conflict with the Subadviser's duty to FAV. Except as required by the FCA Rules, neither the Subadviser nor Affiliates shall be liable to account to FAV for any profit, commission or remuneration arising from such transactions or any connected transactions nor will the Subadviser's fees be abated. Such potential conflicts include, but are not limited to, situations where the Subadviser or an Affiliate:

(i) Deals as an agent for more than one party to a transaction (agency cross transactions);

(ii) Deals or holds a position in any investment as a principal;

(iii) Invests temporary cash balances in in any closed-ended or open-ended collective investment scheme operated or advised by the Subadviser or Affiliates;

(iv) Effects transactions where an Affiliate may effect transactions for its own account in the investments concerned; and

(v) Acts as adviser to other clients and may give advice, and take action, with respect to any of those which may differ from the advice given, or the timing or nature of action taken, with respect to the Fund.

(n)  The Subadviser will comply with the FCA Rules to ensure that transactions which may involve a conflict of interest are effected on terms which are not materially less favourable to FAV than if the conflict did not exist. In accordance with the FCA Rules, the Subadviser maintains a policy for addressing conflicts and potential conflicts of interest which may arise. The conflict of interest policy sets out the types of actual or potential conflicts of interest which affect the Subadviser’s business and provides details of how these are identified, prevented or managed. Further details are available on request but, in summary, this policy includes:

(i) An assessment by the Subadviser on at least an annual basis of conflicts and potential conflicts of interest that are present or that may arise as a result of its relationships and business activities;

(ii) The identification of key controls for business areas to ensure that a conflict or potential for conflict is eliminated or minimised;

(iii) A compliance monitoring program to identify and address conflicts and potential conflicts of interest;

(iv) Reviews of the Subadviser's compliance policies and procedures program designed to ensure that the Subadviser continues to have the compliance policies and procedures in place to meet its regulatory obligations;

(v) An annual audit by independent auditors; and

(vi) The Subadviser does not operate a dealing commission programme.

(o) In accordance with the FCA Rules, the Subadviser hereby notifies FAV that all formal complaints should in the first instance be made in writing to the Subadviser's Compliance Officer. A copy of the Subadviser’s complaints handling policy is available on request and will otherwise be provided in accordance with the FCA Rules(p) Subject to compliance with applicable law, either party to this Agreement may record telephone conversations with the other. The Subadviser may record or monitor telephone conversations and other communications with or by FAV (including mails, emails or documentation of client orders made at meetings). FAV agrees that the Subadviser may deliver copies or transcripts of such recordings to any court or competent regulatory authority. A copy of any such conversations with FAV and communications with FAV will be available on request for a period of five years (or, where requested by the FCA, for a period of up to seven years) from the date when the record is made.

2. In performing the services described above, the Subadviser will provide Best Execution as required under the FCA Rules and any other applicable laws and regulations and in accordance with the policy of the Subadviser relating to the execution of orders and decisions to deal on behalf of clients as required by the FCA Rules and as amended by the Subadviser from time to time (“Order Execution Policy”) in order to obtain the best possible execution result for the Fund. In determining Best Execution, the Subadviser monitors and assesses the quality of trade decisions by considering a number of factors, such as price, the cost of the transaction, the need for timely execution, the liquidity of the market, the size of the order and the nature of the transaction. If FAV imposes directed brokerage requirements or highly specific Investment Guidelines, the Subadviser will endeavour to obtain Best Execution while operating within these restraints. FAV hereby confirms that it consents to the Order Execution Policy. Subject to prior authorization of appropriate policies and procedures by the Board, the Subadviser may, to the extent authorized by law and in accordance with the terms of the Fund’s Investment Management Agreement, Prospectus and Statement of Additional Information, cause the Fund to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services that such broker provides, viewed in terms of either the particular transaction or the Subadviser’s overall responsibilities with respect to accounts managed by the Subadviser. The Subadviser may use for the benefit of its other clients any such brokerage and research services that the Subadviser obtains from brokers or dealers. To the extent authorized by applicable law, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

3. (a) FAV shall pay to the Subadviser a monthly fee in U.S. dollars equal to 00.20% of the net assets of the Fund managed by the Subadviser in the Franklin investment grade corporate investment strategy sleeve, calculated daily, as compensation for the services rendered and obligations assumed by the Subadviser during the preceding month.

The sub-advisory fee under this Agreement shall be payable on the first business day of the first month following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by FAV relating to the previous month.

In the event that amounts paid to the Subadviser by FAV exceed the amounts owed under this Agreement, or as otherwise agreed between FAV and the Subadviser (such additional amounts hereafter referred to as the “Excess”), the Subadviser shall inform FAV as soon as reasonably practicable upon becoming aware of such fact. Following agreement between the Subadviser and FAV, the Excess shall either then be:

(vii) repaid by the Subadviser to FAV (“Repayment”), provided FAV has provided the Subadviser with up-to-date information regarding FAV account to which the Repayment is to be made; or

(viii) retained by the Subadviser and treated as a prepayment against future amounts owed to the Subadviser by FAV under the terms of this Agreement (“Prepayment”).

In the event that the Subadviser and FAV agree to a Repayment pursuant to paragraph (i) above, the Excess will become due and payable to FAV by the Subadviser on the 30th Business Day following agreement between FAVand the Subadviser of:

(a) the amount of the Excess; and

(b) the account to which such Excess should be paid.

In the event that the Subadviser and FAV agree to treat the Excess as a Prepayment pursuant to paragraph (ii) above, the Excess shall not be deemed to be due and payable to FAV.

FAV may contact the Subadviser to discuss and agree alternative arrangements regarding the Excess.

(b) If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

4. It is understood that the services provided by the Subadviser are not to be deemed exclusive. FAV acknowledges that the Subadviser may have investment responsibilities, render investment advice to, or perform other investment advisory services to other investment companies and clients, which may invest in the same type of securities as the Fund (collectively, “Clients”). FAV agrees that the Subadviser may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund. In providing services, the Subadviser may use information furnished by others to FAV and the Subadviser in providing services to other such Clients.

5. The Subadviser agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

6. During the term of this Agreement, the Subadviser will pay all expenses incurred by it in connection with the services to be provided by it under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. The Fund and FAV will be responsible for all of their respective expenses and liabilities. Other than as herein specifically indicated, the Subadviser shall not be responsible for the Fund’s expenses, including, without limitation, advisory fees; distribution fees; interest; taxes; governmental fees; voluntary assessments and other expenses incurred in connection with membership in investment company organizations; organization costs of the Fund; the cost (including brokerage commissions, transaction fees or charges, if any) in connection with the purchase or sale of the Fund’s securities and other investments and any losses in connection therewith; fees and expenses of custodians, transfer agents, registrars, independent pricing vendors or other agents; legal expenses; loan commitment fees; expenses relating to share certificates; expenses relating to the issuing and redemption or repurchase of the Fund’s shares and servicing shareholder accounts; expenses of registering and qualifying the Fund’s shares for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses and statements of additional information and any supplements thereto, reports, proxy statements, notices and dividends to the Fund’s shareholders; costs of stationery; website costs; costs of meetings of the Board or any committee thereof, meetings of shareholders and other meetings of the Fund; Board fees; audit fees; travel expenses of officers, members of the Board and employees of the Fund, if any; and the Fund’s pro rata portion of premiums on any fidelity bond and other insurance covering the Fund and its officers, Board members and employees; litigation expenses and any nonrecurring or extraordinary expenses as may arise, including, without limitation, those relating to actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify the Fund’s Board and officers with respect thereto.

7. The Subadviser shall, unless otherwise expressly provided and authorized, have no authority to act for or represent FAV or the Fund in any way, or in any way be deemed an agent for FAV or the Fund.

8. The Subadviser will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to, if legally permissible, and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Subadviser may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund. Routine regulatory examinations shall not be subject to this Section 8.

9. This Agreement shall become effective as of the date first written above and shall continue in effect for two years. If not sooner terminated, this Agreement shall continue in effect for successive periods not exceeding 12 months each thereafter, provided that each such continuance shall be specifically approved at least annually by the vote of a majority of the Board who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, at a meeting called for the purpose of voting on such approval, and either the vote of (a) a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (b) a majority of the Board as a whole.

10. (a) Notwithstanding the foregoing, this Agreement may be terminated (i) at any time, without the payment of any penalty, by the Board upon not less than sixty (60) days’ written notice to FAV and the Subadviser, or by vote of a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (ii) by FAV or the Subadviser upon not less than sixty (60) days’ written notice to the other party.

(b) This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act, and in the event of any termination or assignment of the Investment Management Agreement between FAV and the Fund. (“Assignment” has the meaning set forth in the 1940 Act.)

11. (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of the Subadviser, neither the Subadviser nor any of its directors, officers, employees or affiliates shall be subject to liability to FAV, the Trust or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

(b) Notwithstanding paragraph 11(a), to the extent that FAV is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to the Fund or any shareholder (a “liability”) for any acts undertaken by the Subadviser pursuant to authority delegated as described in Paragraph 1(a), the Subadviser shall hold FAV and each of its affiliates, officers, directors and employees (each a “Franklin Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

(c) No provision of this Agreement shall be construed to protect any director or officer of FAV or the Subadviser from liability in violation of Sections 17(h) or (i), respectively, of the 1940 Act.

12. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request. The Subadviser further agrees to preserve for periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

13. Upon termination of the Subadviser’s engagement under this Agreement or at the Fund’s direction, the Subadviser shall forthwith deliver to the Fund, or to any third party at the Fund’s direction, all records, documents and books of accounts which are in the possession or control of the Subadviser and relate directly and exclusively to the performance by the Subadviser of its obligations under this Agreement; provided, however, that the Subadviser shall be permitted to keep such records or copies thereof for such periods of time as are necessary to comply with applicable laws, in which case the Subadviser shall provide the Fund or a designated third party with copies of such retained documents unless providing such copies would contravene such rules, regulations and laws.

Termination of this Agreement or the Subadviser’s engagement hereunder shall be without prejudice to the rights and liabilities created hereunder prior to such termination.

14. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, in whole or in part, the other provisions hereof shall remain in full force and effect. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.

15. Any notice or other communication required to be given pursuant to this Agreement shall be in writing and given by personal delivery, pre-paid registered mail or nationally-recognized overnight delivery service, electronic mail, or by facsimile transmission and shall be effective upon receipt. Notices and communications shall be given:

(i)  to FAV:

 Franklin Advisers, Inc.

 One Franklin Parkway

 San Mateo, California 94403

  Attn: General Counsel

(ii) to the Subadviser:

Western Asset Management Company Limited

10 Exchange Square

London

ECA 2EN

United Kingdom

16. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

17. The Subadviser acknowledges that it has received notice of and accepts the limitations of the Trust’s liability as set forth in its Agreement and Declaration of Trust. The Subadviser agrees that the Trust’s obligations hereunder shall be limited to the assets of the Fund; that no other series of the Trust shall be liable with respect to this Agreement or in connection with the matters contemplated herein; and that the Subadviser shall not seek satisfaction of any such obligation from any shareholders of the Trust, nor from any trustee, officer, employee or agent of the Trust, or from any other series of the Trust.

18.     Where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of the Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

FRANKLIN ADVISERS, INC.

By: /s/ Edward D. Perks

Name: Edward D. Perks

Title: President

WESTERN ASSET MANAGEMENT COMPANY LIMITED

By: /s/ Marzo Bernardi

Name: Marzo Bernardi

Title: Director of Global Client Service and Marketing